Filed pursuant to Rule 424(b)(3)

Registration Statement No. 333-299246

Prospectus Supplement No. 1

(To Prospectus dated October 6, 2026)

WHITEHAWK MINERALS CORP.

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This prospectus supplement updates, amends and supplements the prospectus dated October 6, 2026 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-299246). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on November 2, 2026, which is set forth below.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

WhiteHawk Minerals Corp.’s Class A common stock is listed on the New York Stock Exchange under the symbol “WHK.” On October 30, 2026, the closing price of our Class A common stock was $26.25.

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WE ARE AN “EMERGING GROWTH COMPANY” UNDER FEDERAL SECURITIES LAWS AND ARE SUBJECT TO REDUCED PUBLIC REPORTING REQUIREMENTS. INVESTING IN OUR SECURITIES INVOLVES CERTAIN RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 33 OF THE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

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The date of this prospectus supplement is November 2, 2026.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 27, 2026

WhiteHawk Minerals Corp.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-43337	88-0862160
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 Market Street Suite 910
Philadelphia, Pennsylvania		19103
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 610 484-3412

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	WHK	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Third Amendment to Credit Agreement

On October 27, 2026, WhiteHawk Income Operating Partnership L.P. (the “Borrower”), a subsidiary of Whitehawk Minerals Corp. (the “Company”), entered into the Third Amendment (the “Third Amendment”) to Amended and Restated Credit Agreement, dated as of May 25, 2026 (as previously amended, the “Credit Agreement”), among the Company, as Parent, the Borrower, WhiteHawk Income OP GP LLC, as general partner of the Borrower, the guarantors party thereto, Capital One, National Association, as Administrative Agent and Issuing Bank, and the lenders party thereto.

The Third Amendment amends the Credit Agreement to, among other things, (i) remove reference to the Company’s Series D Preferred Stock, (ii) expressly permit the filing of the certificates of designations for the Company’s Series E Preferred Stock and Series F Preferred Stock and (iii) expressly permit the issuance of the Company’s Series E Preferred Stock and Series F Preferred Stock, with the issuance of such Series F Preferred Stock conditioned on the first $50.0 million of net cash proceeds from such issuance being applied to redeem the Series E Preferred Stock in full.

The foregoing description of the Third Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Third Amendment, a copy of which is filed as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)
Exhibits.

Exhibit No.	Description

10.2

Third Amendment to Amended and Restated Credit Agreement, dated as of October 27, 2026, among WhiteHawk Minerals Corp., as Parent, WhiteHawk Income Operating Partnership L.P., as Borrower, WhiteHawk Income OP GP LLC, as general partner of the Borrower, the guarantors party thereto, Capital One, National Association, as Administrative Agent and Issuing Bank, and the lenders party thereto.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

‡ Incorporated by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WhiteHawk Minerals Corp.

Date:	November 2, 2026	By:	/s/ Daniel Herz
Daniel Herz Chief Executive Officer